Exhibit 10.1
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                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is entered into as of October 31, 2002 by and among STARQUEST WIRELESS, INC., an Indiana corporation (the "Purchaser"), and STARQUEST WIRELESS, LLC, NOEL KAPLAN ("Kaplan") and STEVE COCHRAN ("Cochran") (collectively the "Sellers").

                                   WITNESSETH:
         WHEREAS, subject to the terms and conditions hereof, Purchaser desires to purchase and Sellers desire to sell certain assets relating to or used or useful in connection with Sellers' business of selling, installing or maintaining satellite television systems (the "Business");

         NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the Parties hereto agree as follows:

                                    SECTION 1

         PURCHASE AND SALE OF ASSETS


         1.1 Sale of Assets. Subject to the provisions of this Agreement, Sellers agree to sell and Purchaser agrees to purchase, on such date (the "Closing Date"), all of Sellers' right, title and interest in and to a complete list of Sellers' customers current as of the Closing Date, all accounts receivable, all sales agency and similar agreements with satellite television providers (including, but not limited to, DirecTV, Echostar, Pegasus and Musicland) ("Assumed Contracts"), the telephone numbers used in conjunction with the operation of the Business and all goodwill relating to the Business as set forth on the attached Schedule 1.1. All of the assets described or referred to in this Section 1.1 are hereinafter referred to as the "Subject Assets".

         1.2 Assumption of Liabilities It is expressly understood and agreed that Purchaser is not assuming or becoming liable for any liabilities of Sellers of any kind or nature at any time existing or asserted, whether known or unknown, fixed, contingent or otherwise not specifically assumed herein by Purchaser. Notwithstanding the foregoing, upon the sale and purchase of the Subject Assets, Purchaser shall accept and assume all of Sellers' rights and executory obligations under the Assumed Contracts to be performed after the Closing Date (excluding any obligations or liabilities of Sellers under any Assumed Contracts that were to have been performed, fulfilled or satisfied on or prior to the Closing Date).

         1.3 Purchase Price. In consideration of the sale by Sellers to Purchaser of the Subject Assets, and subject to the other terms and conditions contained herein, Purchaser agrees to pay at Closing, the sum of One Dollar ($1.00) (the "Purchase Price") to Sellers. In addition, Purchaser shall cause to be issued to both Kaplan and Cochran within thirty (30) days of the date of Closing, Three Hundred Thousand (300,000) shares of Fortune Diversified Industries, Inc. ("FDVI") common stock (600,000 shares in total). Of the 600,000 shares, 100,000 shares shall be immediately vested in Kaplan and the balance (500,000) of the shares shall be unvested and subject to the following conditions:

         (i) If Cochran is employed by Purchaser on March 31, 2003 and Purchaser has attained a positive cumulative EBITDA during the period October 1, 2002 to March 31, 2003, Cochran shall become immediately vested in 100,000 shares of FDVI common stock.

         (ii) If Cochran fails to become vested in the 100,000 shares of stock pursuant to Section 1.3(i) above, and Cochran is employed by Purchaser after March 31, 2003 and Purchaser has attained a positive cumulative EBITDA at any time during the period October 1, 2002 to the earlier of x) Cochran's termination of employment; or y)

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September 30, 2004, Cochran shall become immediately vested in 100,000 shares of the FDVI common stock.

         (iii) If Kaplan or Cochran is employed by Purchaser on September 30, 2004 and Purchaser has attained a positive cumulative EBITDA during the period of October 1, 2002 to September 30, 2004, he shall become immediately vested in one (1) share of FDVI common stock for each $1.00 of cumulative EBITDA up to a maximum of 200,000 shares each (cumulative EBITDA of at least $200,000.00).

         (iv) EBITDA shall be defined as Purchaser's accrued earning before any interest, income taxes, depreciation or amortization. EBITDA shall be calculated by Purchaser's outside accountant, which calculation shall be final and binding on Purchaser, Kaplan and Cochran. Each calculation shall be completed within ninety (90) days after the end of the applicable period.

         (v) If Kaplan's or Cochran's employment with Purchaser is, for any reason, terminated prior to September 30, 2004, any unvested shares shall immediately, without any further action by Kaplan, Cochran or Purchaser, revert back to Fortune Diversified Industries, Inc. Fortune Diversified Industries, Inc. shall promptly cancel said shares upon their reversion.

         (vi) Prior to vesting, all of the unvested shares shall be retained by Merrill Lynch brokerage account in care of John Fisbeck. Promptly upon vesting, all of the newly vested shares shall be delivered to Kaplan or Cochran, as applicable.

         1.4 Transfer of Subject Assets. On the Closing Date, Sellers shall deliver or cause to be delivered to Purchaser good and sufficient instruments of transfer, transferring to Purchaser title to all of the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Purchaser and its counsel, and (c) except as otherwise provided in this Agreement, shall effectively vest in Purchaser good and marketable title to all the Subject Assets free and clear of all licenses, liens, encumbrances, mortgages and security interests whatsoever (collectively "Liens").

         1.5 Related Agreements. On the Closing Date, Purchaser and Sellers shall have entered into: (a) the Bill of Sale made by Sellers in favor of Purchaser (b) any other agreements necessary to the consummation of this Agreement and the operation of the Business, which collectively are referred to herein as the "Related Agreements."


                                    SECTION 2

                     SELLERS' REPRESENTATIONS AND WARRANTIES

As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Sellers hereby, jointly and severally, make to Purchaser the representations, warranties and covenants contained in this Section 2 as of the date of this Agreement.

         2.1 Authority of Sellers. Sellers have the full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Sellers pursuant to this Agreement (the "Sellers Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Sellers of this Agreement and Sellers Documents have been duly authorized by all necessary action of Sellers and no other action on the part of Sellers is required in connection therewith. This Agreement and Sellers Documents executed and delivered by Sellers pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Sellers enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights. The execution, delivery and

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performance by Sellers of this Agreement, Sellers Documents and the consummation of the transactions contemplated hereby or thereby:

         (a) Does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Sellers or require Sellers to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

         (b) Does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract instrument mortgage, lien, lease, permit authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Sellers are a party or by which any of the property of Sellers are bound or affected, or result in the creation or imposition of any Lien on any of the Subject Assets.

         2.2 Title to Assets. Sellers have good, marketable and indefeasible title to all of the Subject Assets, free and clear of all claims, liabilities, restrictions and Liens. Upon the sale, assignment, transfer and delivery of the Subject Assets to Purchaser under and in accordance with this Agreement and Sellers Documents, there will be vested in Purchaser good, marketable and indefeasible title to the Subject Assets, free and clear of all Liens.

         2.3 Sellers' Business Operations. Sellers have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Business or the conduct of the Business) which will materially and adversely affect the conduct of the Business subsequent to Closing.

         2.4 Investment Representations and Covenants.

         (i) Kaplan and Cochran each understand that as of the Closing Date the FDVI Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the FDVI Stock is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of FDVI on such exemptions is predicated in part on Kaplan's and Cochran's representations, warranties, covenants and acknowledgments set forth in this Section 2.4.

         (ii) Kaplan and Cochran each represent and warrant that he is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act.

         (iii) Kaplan and Cochran each represent and warrant that the FDVI Stock to be acquired by him upon consummation of the transactions contemplated herein will be acquired by him for his own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that he will not distribute all or any portion of the FDVI Stock in violation of the Securities Act.

         (iv) Kaplan and Cochran each acknowledge that the shares of FDVI Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

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         (v) Kaplan and Cochran each represent and warrant that he has such knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of his investment in the FDVI Stock.

         (vi) Kaplan and Cochran each are in a financial position to afford to hold the FDVI Stock indefinitely, Kaplan's and Cochran's financial condition being such that each of them is not presently under (and does not contemplate any future) necessity or constraint to dispose of the FDVI Stock to satisfy any existing or contemplated debt or undertaking. Kaplan and Cochran each recognize that it may not be possible for him to liquidate his investment in the FDVI Stock and, accordingly, each of them may have to hold the FDVI Stock, and bear the economic risk of this investment, indefinitely.

         (vii) Kaplan and Cochran each understand that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the FDVI Stock as an investment.

         (viii) Kaplan and Cochran each confirm that the FDVI Stock was not offered to him by any means of general solicitation or general advertising, and that Kaplan and Cochran have each received no representations, warranties or written communications with respect to the FDVI Stock other than those contained or described in this Agreement.


         (ix) Kaplan and Cochran each acknowledge that he has been provided or that FDVI has made available to him copies of FDVI's most recent Form 10-KSB, Form 10-QSB and any Form 8-KS and Form 4s filed since the most recent Form 10-QSB was filed.

         (x) Kaplan and Cochran each acknowledge that FDVI has given him a reasonable opportunity to ask questions and receive answers concerning his receipt of FDVI Stock and to obtain any additional information which FDVI possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

         2.5 Accounts Receivable. Schedule 2.5 provides a correct and complete accounts receivable aging of StarQuest Wireless, LLC as of September 30, 2002. All accounts receivable existing as of the Closing Date are bona fide, valid and enforceable claims not subject to any setoffs or counterclaims. In addition, all accounts receivable will be collectible in accordance with their terms within ninety (90) days of the Date of Closing by Purchaser exerting commercially reasonable collection efforts.

         2.6 Sales Agency Agreements. Schedule 2.6 provides a correct and complete copy of a sales agency or similar agreements with DirecTV, Echostar, Pegasus and Musicland. Each sales agency agreement to which StarQuest Wireless, LLC is a party or by which it or its assets are bound was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against StarQuest Wireless, LLC and, to the knowledge of Sellers, the other parties thereto, each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). StarQuest Wireless, LLC has performed all material obligations required to be performed by it under each sales agency agreement as of the Closing Date, and no condition exists or event has occurred which with notice or lapse of time would constitute a material default or a basis for delay or non-performance by StarQuest Wireless, LLC or, to the knowledge of Sellers, by any other party thereto. Each other party to each sales agency agreement has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing.

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         2.7 Taxes.

         (a) All federal, state, local and foreign returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to the Business on or before Closing have been timely and properly filed, and all such returns and reports are materially correct and complete as to the period then ending.

         (b) All federal, state, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, provided for and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any of the Subject Assets.


                                    SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby makes the representations and warranties to Sellers contained in this Section 3 as of the date of this Agreement.

         3.1 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

         3.2 Authority of Purchaser. Purchaser has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser pursuant to this Agreement (the "Purchaser Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents have been duly authorized by all necessary action of Purchaser and no other action on the part of Purchaser is required in connection therewith. This Agreement and Purchaser Documents executed and delivered by Purchaser pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor's rights. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents and the consummation of the transactions contemplated hereby or thereby:

         (a) does not and will not violate any provision of the Articles of Incorporation or By-laws of Purchaser, in each case as amended to date;

         (b) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Purchaser or require Purchaser to obtain any material approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

         (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction decree, determination or arbitration award to which Purchaser is a party and which is material to the business and financial condition of Purchaser.

         The officers or agents who execute this Agreement and the Related Agreements on behalf of Purchaser have and shall have all requisite power to do so in the name of and on behalf of Purchaser.

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                                    SECTION 4

                                     CLOSING

         4.1 Time. The Closing hereunder shall occur on or before October ___, 2002 and shall be effective as of 12:01 a.m. on October 9, 2002.

         4.2 Deliveries.

         (a) At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser):

         (i) a bill of sale and assignment in the form of Exhibit A (the "Bill of Sale"), executed by Sellers; and

         (ii) Employment Agreements in the form of Exhibit B executed by Kaplan and Cochran. ---------

         (b) Sellers shall have received from Purchaser all of the following, in form and substance reasonably satisfactory to Sellers (it being agreed by Sellers that the documents attached hereto as exhibits are satisfactory in form to Sellers): (i) payment of the Purchase Price;

         (ii) certificates representing the FDVI Stock, duly and validly issued in the name of Kaplan and Cochran (300,000 shares each) within thirty (30) days of the date of Closing;

         (iii) Employment Agreements in the form of Exhibit B executed by Purchaser; and

         (iv) a certified copy of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is a party.


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                                    SECTION 5

                                  MISCELLANEOUS


         5.1 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, including but not limited to fees for attorneys, accountants and other advisers.


         5.2 Governing Law. This Agreement and the Related Agreements and all disputes, whether equitable or legal in nature, that arise under this Agreement that relate in any way to the rights or duties of the parties hereto or thereto, shall be governed by the internal laws of the State of Indiana, without regard to the conflict or choice of laws provisions thereof.

         5.3 Entire Agreement. This Agreement and the schedules and exhibits referred to herein are complete and reflect the entire agreement of the parties with respect to their subject matter and supersede all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by either of the parties except as referred to in this Agreement or in such schedules or exhibits or Related Agreements, and all inducements to the making of this Agreement relied upon by either party hereto have been expressed therein or herein or in such schedules or exhibits or Related Agreements.

         5.4 Assignability; Binding Effect. This Agreement shall be assignable by Purchaser to a creditworthy corporation, partnership or entity, within its control group provided that such assignment shall not release Purchaser of its obligations hereunder prior to the assignment. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. The rights, but not the obligations of Seller, may be assigned by Seller to any person or entity upon written notice to Purchaser.

         5.5 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction on or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         5.6 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         5.7 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

         5.8 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.

                  STARQUEST WIRELESS, LLC

                  /s/ Noel Kaplan
                  ------------------------
                  Noel Kaplan

                  /s/ Steve Cochran
                  ------------------------
                  Steve Cochran



                  STARQUEST WIRELESS, INC.



                  By: /s/ Carter M. Fortune
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